EXHIBIT 10.4

March 9, 2012

Jeff Weber

Dear Jeff:

I am pleased to offer you the full-time position of SVP People and Places for Ancestry.com Inc. (the “Company”) based in our Provo office. You will report to our COO / CFO, Howard Hochhauser. In consideration of this new role, we propose the following adjustment to your current compensation package:

Salary:	Your initial base salary will be $220,000 USD annualized, payable semi-monthly according to normal Company payroll policy, retroactive to January 1, 2012.

Bonus:	You will be eligible to earn a target annual bonus of 30% of Salary based upon Company, business unit and individual performance goals established by the Company per the terms and conditions of the Company’s Performance Incentive Program. You must be employed by the Company in good standing at the time of the bonus payout in order to receive the payout.

Effective Date of Position:	February 13, 2012

Restricted Stock:	The Company will grant you 50,000 restricted stock units (“RSUs”) effective March 1, 2012 (each such RSU representing the contingent right to one share of Ancestry.com common stock). The RSUs will vest as follows: 25% of the RSUs will vest March 1, 2013, then 1/16 of the RSUs will vest on the first day of each quarter beginning June 1, 2013 and continuing on the first day of each quarter (in each case based on your continued employment) until all RSUs are vested. The RSUs will be subject to the terms, definitions and provisions set forth in the 2009 Stock Incentive Plan and the related form of Restricted Stock Units Agreement.

Stock Options:	The Company will grant you an option to purchase 100,000 shares of Ancestry.com common stock effective March 1, 2012 at an exercise price equal to the closing price on March 1, 2012. The option will vest as follows: 25% of the shares subject to the option will vest March 1, 2013, then 1/48 of the shares will vest on the first day of each month beginning April 1, 2013 and continuing on the first day of each month (in each case based on your continued employment) until all shares subject to the option are vested. The option will be subject to the terms, definitions and provisions set forth in the 2009 Stock Incentive Plan and the related form of Stock Option Agreement.

In addition to the foregoing, you have the opportunity to continue to participate in all available benefits offered generally to employees of the Company from time to time. These currently include paid time off, holidays, health, dental, life, disability, a Section 125 cafeteria plan, tuition reimbursement and the Company’s 401(k) retirement plan, all subject to the Company’s policies and procedures. The scope and extent of employee benefits offered by the Company may change from time to time.

March 9, 2012	Page 2

As a condition to your continued employment by the Company, you will be required to sign an updated copy of the Company’s standard Agreement to Protect Company Property, a copy of which is enclosed with this letter. Among other things, this agreement contains a confidential information provision requiring you to agree not to divulge, furnish, or make accessible to anyone outside Ancestry.com Inc. any knowledge or information coming into your possession during your employment with respect to confidential or secret documents, processes, plans, formulae, devices or material relating to the business and activities of Ancestry.com Inc.

Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate the employment relationship at any time, with or without notice, and with or without Cause. As an at-will employee, your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time. The Company specifically reserves the right to modify, revoke, suspend, terminate or change any or all such terms of employment, in whole or in part, at any time, without or without notice.

Notwithstanding the foregoing, if the Company terminates your employment without Cause (and other than as a result of your death or disability) or you resign for Good Reason, you will be eligible for a severance package as follows:

Following such separation from service, the Company will pay you a severance amount equal to six (6) months of Salary paid out over regular Company payroll periods, commencing on the first regular Company payroll period after the Release Deadline (defined below), subject to any payment delay necessary to avoid adverse consequences under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, following any such termination of employment you will be entitled to an additional lump sum severance payment equal to 80% of your Average Annual Bonus, prorated based on the number of months you were employed during the year of termination, payable on the first regular Company payroll period after the Release Deadline (and in no event later than 70 calendar days after your “separation from service” within the meaning of Section 409A of the Code. For purposes of this offer letter, “Average Annual Bonus” means the average annual bonus paid to you under the Company’s Performance Incentive Program (or any successor annual bonus program) for the two (2) years preceding the year of termination.

Additionally, in the event of such a termination of employment if you timely elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) upon your separation from service for you and your eligible dependents, the Company will reimburse you for your medical benefit COBRA premiums for such coverage (at the coverage levels in effect immediately prior to your separation from service) for you and your covered dependents for a period of six (6) months following your termination, subject to (1) your providing the Company with adequate proof of payment of such COBRA premiums as determined by the Company and (2) the taxation of such reimbursements to the extent advisable under Section 105(h) of the Code or other applicable law.

In the event that within three (3) months before or within twelve (12) months following a Change of Control you are terminated by the Company without Cause (other than as a result of your death or disability), or you resign for Good Reason, you will be entitled to the aforementioned severance package and immediate vesting as to a total of fifty percent (50%) of your then unvested equity and equity-based awards. In addition, the period for which you will be eligible to receive reimbursement for COBRA medical premiums will be increased to a total of twelve (12) months.

March 9, 2012	Page 3

In each case outlined above, the severance payments and other benefits are contingent upon your signing a general release of claims in favor of the Company and such release of claims becoming irrevocable within sixty (60) calendar days following your separation from service (such sixtieth (60th) day, the “Release Deadline”) and your compliance with any restrictive covenant or confidentiality provision to which you are subject pursuant to this offer letter or otherwise.

For purposes of this offer letter, “Cause” means gross negligence in carrying out your duties for the Company or any breach of fiduciary duties to the Company, conviction of, or plea of guilty or no contest to any felony, any act of fraud or embezzlement, material violation of a Company policy or any unauthorized use or disclosure of confidential information or trade secrets of the Company or its affiliates, or failure to cooperate in any Company investigation. Neither bad judgment nor mere negligence nor an act or omission reasonably believed by you to have been in, or not opposed to, the interests of the Company, shall constitute examples of gross negligence.

For purposes of this offer letter, “Change of Control” results when: (i) any person or entity other than Spectrum Equity Investors V L.P. (“Spectrum”) or persons or entities jointly filing Schedule 13G in respect of the Company’s voting securities as of the date of this offer letter becomes the beneficial owner, directly or indirectly, of securities of the Company (or any parent corporation) representing fifty percent (50%) or more of the total voting power of all of the Company’s (or any parent corporation’s) then outstanding voting securities, (ii) a merger or consolidation of the Company (or any parent corporation) in which the Company’s (or any parent corporation’s) voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company (or any parent corporation) or a liquidation or dissolution of the Company (or any parent corporation). Notwithstanding the foregoing, to the extent required to avoid taxation under Section 409A of the Code, an event set forth above shall constitute a Change of Control only if it also constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code.

For purposes of this offer letter, you can resign for “Good Reason” within twelve (12) months following a Change of Control and within ninety (90) days after the occurrence of any of the following without your consent: a material reduction of your compensation, duties, authority or responsibilities, relative to your compensation, duties, authority or responsibilities or the assignment to you of such reduced duties, authority or responsibilities.

For purposes of this offer letter, you can resign for “Good Reason” within ninety (90) days after the occurrence of any of the following without your express written consent in circumstances not involving a Change of Control: (i) a material reduction of your base compensation, or (ii) a relocation of your principal place of employment to a facility or location more than one hundred (100) miles from either of the current locations of the Company’s San Francisco, California and Provo, Utah offices as in effect on the date upon which this offer letter is executed. Notwithstanding anything herein to the contrary, no event described above in this paragraph and the preceding paragraph shall constitute Good Reason unless (x) you provide the Company notice of such event within thirty (30) days after the first occurrence or existence thereof, which notice specifically identifies the event that you believe constitutes Good Reason and (y) the Company fails to cure such event within thirty (30) days after delivery of such notice.

March 9, 2012	Page 4

The payments hereunder are intended to be exempt under Treasury Regulation Section 1.409A-1(b) (9)(iii). Notwithstanding the foregoing, to the extent (i) any payments to which you become entitled under this offer letter, or any agreement or plan referenced herein, in connection with your termination of employment constitute deferred compensation subject to (and not exempt from) Section 409A of the Code and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service”; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B)of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum. For purposes of this offer letter or any agreement or plan referenced herein, with respect to any payment that is subject to (and not exempt from) Section 409A of the Code, termination of your employment shall be a “separation from service” within the meaning of Section 409A, and Section 1.409A-1(h) of the regulations thereunder.

This offer letter constitutes the entire understanding between you and the Company with regard to your employment relationship and any changes will be effective only if contained in a written agreement signed by you and the Company.

If you wish to accept this offer, please sign and date this letter below. By doing so, you acknowledge that you have read the provisions of this offer letter, you understand them and the offer of continued employment is accepted.

Please return this letter to me by March 15, 2012.

If you have any additional questions, please feel free to contact me at (801) 705-7000.

Sincerely,

/s/ Tim Sullivan

Tim Sullivan

CEO

Ancestry.com Inc.

Accepted and agreed to this 13 day of March , 2012.

/s/ Jeff Weber
Jeff Weber